DERIVED INFORMATION [6/06/06]

[$823,225,000]

Senior, Mezzanine & Subordinate Bonds Offered

(Approximate)

[$835,975,100]

Total Certificates Offered & Non-Offered

Home Equity Pass-Through Certificates, Series 2006-5

Credit Suisse First Boston Mortgage Securities Corp.

Depositor

[U.S. Bank, N.A.]

Trustee

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates with a file number of 333-130884. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-221-1037.

This free writing prospectus is not required to contain all information that is required to be included in the base prospectus and the prospectus supplement that will be prepared for the securities offering to which this free writing prospectus relates. This free writing prospectus is not an offer to sell or a solicitation of an offer to buy these securities in any state where such offer, solicitation or sale is not permitted.

The information in this free writing prospectus is preliminary, and may be superseded by an additional free writing prospectus provided to you prior to the time you enter into a contract of sale. This preliminary free writing prospectus is being delivered to you solely to provide you with information about the offering of the securities referred to herein. The securities are being offered when, as and if issued. In particular, you are advised that these securities, and the asset pools backing them, are subject to modification or revision (including, among other things, the possibility that one or more classes of securities may be split, combined or eliminated), at any time prior to issuance or availability of a final prospectus. As a result, you may commit to purchase securities that have characteristics that may change, and you are advised that all or a portion of the securities may not be issued that have the characteristics described in these materials. Our obligation to sell securities to you is conditioned on the securities and the underlying transaction having the characteristics described in these materials.

A contract of sale will come into being no sooner than the date on which the relevant class has been priced and we have confirmed the allocation of securities to be made to you; any “indications of interest” expressed by you, and any “soft circles” generated by us, will not create binding contractual obligations for you or us. You may withdraw your offer to purchase securities at any time prior to our acceptance of your offer.

Any legends, disclaimers or other notices that may appear at the bottom of the email communication to which this free writing prospectus is attached relating to (1) these materials not constituting an offer (or a solicitation of an offer), (2) no representation that these materials are accurate or complete and may not be updated or (3) these materials possibly being confidential are not applicable to these materials and should be disregarded. Such legends, disclaimers or other notices have been automatically generated as a result of these materials having been sent via Bloomberg or another system.

Statistical Collateral Summary – Aggregate Collateral

All information on the Mortgage Loans is approximate, includes a portion of the prefunding, and is based off of rolled scheduled balances as of the 6/01/06 cutoff date. Approximately 19.5% of the mortgage loans do not provide for any payments of principal in the first two, three, five or ten years following origination. The final numbers will be found in the prospectus supplement. Thirty-day delinquencies and sixty-day delinquencies will represent less than 1.5% and 0.5% of the Mortgage Loans, respectively. The Original Loan-to-Value (OLTV) ratio displayed in the tables below employs the Combined Loan-to-Value (CLTV) ratio in the case of second liens.

Counterparty			Collateral Info	Group 1	TOTAL
Underwriter	Credit Suisse Securities Corp LLC		Gross WAC	7.96%	7.93%
Issuer	Home Equity Asset Trust 2006-5		WA CLTV	85.3%	87.9%
Depositor	CSFB Mtg Sec Corp		CLTV >80%	63.9%	68.8%
Seller	DLJ Mtg Capital, Inc.		CLTV >90%	35.3%	46.9%
Aggregator	DLJ Mtg Capital, Inc.		CLTV >95%	27.2%	40.1%
Rep Provider	DLJ Mtg Capital, Inc.		LB <$50,000	0.6%	0.8%
Master Servicer	N/A		LB $50k - $100k	8.2%	7.3%
Trustee	US Bank, NA		LB $100k - $150k	18.7%	14.1%
MI Provider	N/A		WA FICO	628	631
Monoline	N/A		<560 FICO	7.3%	9.4%
Credit Manager	MurrayHill		560 - 600 FICO	19.4%	18.1%
Federal Tax Status	REMIC		SF / TH / PUD	85.6%	87.0%
			2-4 Family	8.3%	6.7%
Originators	Group (%)	Total (%)	Condo	6.1%	6.3%
To Follow			Manufactured Housing (MH)	0.0%	0.0%
			Other	0.0%	0.0%
			Primary	87.1%	92.5%
			Second	0.7%	0.5%
			Investment	12.2%	6.9%
Servicers	Group (%)	Total (%)	Full / Alt	56.9%	55.7%
SPS	approximately 55.0% - 60.0%		Stated / Limited	42.6%	43.9%
Wells Fargo	approximately 30.0% - 35.0%		NINA	0.4%	0.4%
Chase	approximately 8.5%		1st Lien	99.2%	98.1%
			2nd Lien	0.8%	1.9%
			State 1	California	California
			%	17.6%	27.3%
FICO	AGG UPB	AGG %	State 2	Florida	Florida
< 500	90,911	0.0%	%	14.8%	14.1%
500 - 519	13,036,938	1.6%	State 3	Illinois	Illinois
520 - 539	28,887,671	3.5%	%	7.1%	5.8%
540 - 559	35,915,917	4.4%	State 4	Arizona	Arizona
560 - 579	44,332,271	5.4%	%	6.4%	5.6%
580 - 599	96,245,775	11.7%	State 5	Maryland	Maryland
600 - 619	136,843,862	16.6%	%	5.0%	4.0%
620 - 639	116,369,665	14.1%	ARM / HYB	86.0%	86.6%
640 - 659	128,655,941	15.6%	Fixed	14.0%	13.4%
660 - 679	86,040,264	10.4%	Purchase	28.0%	46.7%
680 - 699	51,537,023	6.2%	Refi-RT	8.6%	5.6%
700 - 719	33,887,207	4.1%	Refi-CO	63.4%	47.7%
720 - 739	25,602,294	3.1%	Size	370,524,118	824,907,636
740 - 759	13,050,672	1.6%	AVG Balance	$175,687	$197,677
760 - 779	8,217,079	1.0%	Loan Count	2,109	4,173
780 - 799	4,626,564	0.6%	Interest Only (IO)	15.9%	19.5%
800 plus	1,567,581	0.2%	Negative Amortization	0.0%	0.0%

Statistical Collateral Summary – Group 1 Collateral

All information on the Mortgage Loans is approximate, includes a portion of the prefunding, and is based off of rolled scheduled balances as of the 6/01/06 cutoff date. Approximately 15.9% of the mortgage loans do not provide for any payments of principal in the first two, three, five or ten years following origination. The final numbers will be found in the prospectus supplement. Thirty-day delinquencies and sixty-day delinquencies will represent less than 1.5% and 0.5% of the Mortgage Loans, respectively. The Original Loan-to-Value (OLTV) ratio displayed in the tables below employs the Combined Loan-to-Value (CLTV) ratio in the case of second liens

GWAC	AGG ARM UPB	ARM %	AGG FIX UPB	FIX %
0 - 4.5	-	0.0%	-	0.0%
4.5 - 5	-	0.0%	-	0.0%
5 - 5.5	2,170,224	0.3%	-	0.0%
5.5 - 6	23,256,702	2.8%	1,787,881	0.2%
6 - 6.5	33,471,237	4.1%	4,097,887	0.5%
6.5 - 7	103,542,697	12.6%	9,272,978	1.1%
7 - 7.5	92,446,921	11.2%	16,017,671	1.9%
7.5 - 8	167,600,984	20.3%	23,802,698	2.9%
8 - 8.5	96,886,943	11.7%	14,246,414	1.7%
8.5 - 9	95,923,109	11.6%	13,153,963	1.6%
9 - 9.5	45,557,252	5.5%	4,743,717	0.6%
9.5 - 10	35,108,164	4.3%	8,065,979	1.0%
10 - 10.5	10,172,318	1.2%	4,743,943	0.6%
10.5 - 11	5,650,448	0.7%	3,536,440	0.4%
11 - 11.5	1,510,392	0.2%	1,651,423	0.2%
11.5 - 12	583,959	0.1%	1,823,582	0.2%
12 - 12.5	211,828	0.0%	1,873,146	0.2%
12.5 - 13	-	0.0%	1,002,601	0.1%
13 - 13.5	-	0.0%	355,481	0.0%
13.5 - 14	-	0.0%	574,675	0.1%
14 - 14.5	-	0.0%	63,977	0.0%
14.5 +	-	0.0%	-	0.0%

Ratings
Moody's Rating	Aaa
S&P Rating	AAA
Fitch Rating	AAA
DBRS Rating	---

Credit Enhancement
Subordination (not including OC)		19.00%
Prefund OC (%)
Initial Target OC (%)		1.65%
Stepdown OC (%)		3.30%
Stepdown Date		Jul-09
Excess Interest (12m Avg, Fwd Libor)		To Follow

Notes
All non-dollar amount numbers should be formatted as percentages
Any 'Group' column refers to the collateral group that backs Freddie's class
Any Total' column refers to all collateral in the deal that is crossed with Freddie's (in almost all case, the total pool)
For originators and servicers, the percentages should show what percentage any given servicer or originator is in relation to the others for both Freddie's group and for the total pool.
The FICO and GWAC tables should be based on The Total pool.
LB is current loan balance
For the GWAC table the ARM column should sum to 100% and the Fixed column should sum to 100% (assuming there is ARM and fixed collateral)
If a particular field has no data, enter 0% or $0 rather than 'NA'
Don't skip buckets (ie. if there there are no loans that fall into the 600-620 FICO bucket, don't leave it out, just enter 0's)

Statistical Collateral Summary – Aggregate Collateral

All information on the Mortgage Loans is approximate, includes a portion of the prefunding, and is based off of rolled scheduled balances as of the 6/01/06 cutoff date. Approximately 19.5% of the mortgage loans do not provide for any payments of principal in the first two, three, five or ten years following origination. The final numbers will be found in the prospectus supplement. Thirty-day delinquencies and sixty-day delinquencies will represent less than 1.5% and 0.5% of the Mortgage Loans, respectively. The Original Loan-to-Value (OLTV) ratio displayed in the tables below employs the Combined Loan-to-Value (CLTV) ratio in the case of second liens.

Fixed Full Doc		Combined LTV								Amortizing ARM Not Full Doc		Combined LTV
		0% - 60%	60.1% - 70%	70.1% - 75%	75.1% - 79%	79.1% - 80%	80.1% - 90%	90.1% - 95%	95.1% - 100%			0% - 60%	60.1% - 70%	70.1% - 75%	75.1% - 79%	79.1% - 80%	80.1% - 90%	90.1% - 95%	95.1% - 100%
FICO Range	Less than 560	0.08%	0.15%	0.15%	0.03%	0.17%	0.37%	0.00%	0.00%	FICO Range	Less than 560	0.22%	0.55%	0.24%	0.09%	0.53%	0.39%	0.02%	0.04%
	560 - 599	0.13%	0.17%	0.23%	0.04%	0.19%	0.47%	0.06%	0.52%		560 - 599	0.55%	0.89%	0.65%	0.31%	1.13%	1.50%	0.18%	0.09%
	600 - 619	0.08%	0.12%	0.16%	0.09%	0.31%	0.65%	0.13%	0.85%		600 - 619	0.46%	0.71%	0.48%	0.23%	0.49%	1.47%	0.25%	0.43%
	620 - 659	0.20%	0.25%	0.24%	0.19%	0.29%	0.38%	0.18%	1.43%		620 - 659	0.22%	0.40%	0.37%	0.13%	1.17%	2.52%	0.59%	4.13%
	660 - 699	0.01%	0.19%	0.15%	0.12%	0.11%	0.10%	0.07%	0.67%		660 - 699	0.25%	0.08%	0.35%	0.07%	0.41%	1.19%	0.20%	3.97%
	700 - 740	0.01%	0.00%	0.00%	0.00%	0.04%	0.07%	0.01%	0.22%		700 - 740	0.08%	0.07%	0.04%	0.00%	0.07%	0.71%	0.20%	2.33%
	740 +	0.01%	0.04%	0.03%	0.00%	0.00%	0.04%	0.00%	0.07%		740 +	0.00%	0.12%	0.00%	0.04%	0.08%	0.24%	0.09%	0.87%

Fixed Not Full Doc		Combined LTV								Non-Amortizing ARM Full Doc		Combined LTV
		0% - 60%	60.1% - 70%	70.1% - 75%	75.1% - 79%	79.1% - 80%	80.1% - 90%	90.1% - 95%	95.1% - 100%			0% - 60%	60.1% - 70%	70.1% - 75%	75.1% - 79%	79.1% - 80%	80.1% - 90%	90.1% - 95%	95.1% - 100%
FICO Range	Less than 560	0.01%	0.04%	0.00%	0.00%	0.00%	0.03%	0.00%	0.00%	FICO Range	Less than 560	0.03%	0.00%	0.01%	0.00%	0.00%	0.00%	0.00%	0.00%
	560 - 599	0.01%	0.09%	0.01%	0.00%	0.05%	0.11%	0.05%	0.02%		560 - 599	0.03%	0.06%	0.12%	0.00%	0.02%	0.35%	0.14%	0.62%
	600 - 619	0.02%	0.06%	0.00%	0.01%	0.07%	0.13%	0.06%	0.01%		600 - 619	0.03%	0.35%	0.04%	0.00%	0.09%	0.26%	0.32%	0.88%
	620 - 659	0.08%	0.06%	0.09%	0.00%	0.04%	0.15%	0.30%	0.73%		620 - 659	0.17%	0.09%	0.29%	0.22%	0.34%	0.64%	0.55%	2.15%
	660 - 699	0.09%	0.06%	0.02%	0.00%	0.02%	0.03%	0.01%	0.39%		660 - 699	0.00%	0.12%	0.07%	0.00%	0.20%	0.51%	0.25%	0.75%
	700 - 740	0.03%	0.05%	0.00%	0.00%	0.00%	0.04%	0.02%	0.16%		700 - 740	0.00%	0.00%	0.05%	0.00%	0.12%	0.04%	0.02%	0.36%
	740 +	0.01%	0.00%	0.00%	0.00%	0.00%	0.00%	0.00%	0.03%		740 +	0.04%	0.00%	0.00%	0.00%	0.00%	0.00%	0.00%	0.27%

Amortizing ARM Full Doc		Combined LTV								Non-Amortizing ARM Not Full Doc		Combined LTV
		0% - 60%	60.1% - 70%	70.1% - 75%	75.1% - 79%	79.1% - 80%	80.1% - 90%	90.1% - 95%	95.1% - 100%			0% - 60%	60.1% - 70%	70.1% - 75%	75.1% - 79%	79.1% - 80%	80.1% - 90%	90.1% - 95%	95.1% - 100%
FICO Range	Less than 560	0.43%	1.36%	0.91%	0.45%	1.18%	1.68%	0.17%	0.12%	FICO Range	Less than 560	0.00%	0.00%	0.00%	0.00%	0.00%	0.00%	0.00%	0.00%
	560 - 599	0.35%	0.81%	0.49%	0.14%	0.91%	2.01%	0.77%	2.60%		560 - 599	0.00%	0.00%	0.02%	0.00%	0.05%	0.04%	0.07%	0.00%
	600 - 619	0.33%	0.41%	0.34%	0.20%	0.48%	1.20%	0.39%	3.45%		600 - 619	0.02%	0.12%	0.06%	0.00%	0.08%	0.17%	0.00%	0.08%
	620 - 659	0.30%	0.44%	0.37%	0.14%	0.51%	1.88%	0.67%	4.19%		620 - 659	0.02%	0.04%	0.15%	0.06%	0.12%	0.23%	0.23%	1.75%
	660 - 699	0.00%	0.13%	0.20%	0.01%	0.13%	0.94%	0.28%	1.66%		660 - 699	0.00%	0.00%	0.00%	0.07%	0.21%	0.62%	0.15%	1.85%
	700 - 740	0.00%	0.08%	0.00%	0.00%	0.12%	0.25%	0.08%	0.72%		700 - 740	0.00%	0.00%	0.02%	0.08%	0.03%	0.28%	0.04%	0.92%
	740 +	0.00%	0.02%	0.00%	0.00%	0.01%	0.14%	0.18%	0.23%		740 +	0.00%	0.00%	0.00%	0.00%	0.00%	0.00%	0.14%	0.49%

1. We would expect up to six FICO/CLTV grids on every deal, grouped by product and documentation standard:															Should equal 100% ---->			100%
2. Combined LTV = First Lien + Second + Silent Second
3. Use CLTV for securitized second liens (e.g., 100% CLTV on an 80/20 second lien, not 20%)															79.1 - 80% CLTV (%)		9.77%
4. Approximate loan population fine															GT 80% CLTV (%)		68.75%
5. Each cell would be populated by percentage of pool that shares Freddie Mac sub protection, (not the loan group Freddie Mac purchasing)
6. The sum of all six FICO/CLTV grids should sum to 100% (i.e., each should not sum to 100%, unless only one applies)

Statistical Collateral Summary – Group 1 Collateral

All information on the Mortgage Loans is approximate, includes a portion of the prefunding, and is based off of rolled scheduled balances as of the 6/01/06 cutoff date. Approximately 15.9% of the mortgage loans do not provide for any payments of principal in the first two, three, five or ten years following origination. The final numbers will be found in the prospectus supplement. Thirty-day delinquencies and sixty-day delinquencies will represent less than 1.5% and 0.5% of the Mortgage Loans, respectively. The Original Loan-to-Value (OLTV) ratio displayed in the tables below employs the Combined Loan-to-Value (CLTV) ratio in the case of second liens

Fixed Full Doc		Combined LTV								Amortizing ARM Not Full Doc		Combined LTV
		0% - 60%	60.1% - 70%	70.1% - 75%	75.1% - 79%	79.1% - 80%	80.1% - 90%	90.1% - 95%	95.1% - 100%			0% - 60%	60.1% - 70%	70.1% - 75%	75.1% - 79%	79.1% - 80%	80.1% - 90%	90.1% - 95%	95.1% - 100%
FICO Range	Less than 560	0.06%	0.22%	0.07%	0.02%	0.14%	0.10%	0.00%	0.00%	FICO Range	Less than 560	0.11%	0.27%	0.47%	0.11%	0.52%	0.79%	0.00%	0.07%
	560 - 599	0.20%	0.23%	0.35%	0.00%	0.17%	0.35%	0.02%	0.63%		560 - 599	0.75%	0.67%	0.76%	0.28%	1.05%	2.00%	0.10%	0.02%
	600 - 619	0.13%	0.22%	0.13%	0.14%	0.25%	0.63%	0.16%	0.70%		600 - 619	0.72%	1.29%	0.94%	0.25%	0.88%	1.84%	0.21%	0.18%
	620 - 659	0.23%	0.54%	0.31%	0.37%	0.32%	0.63%	0.24%	1.42%		620 - 659	0.38%	0.72%	0.79%	0.30%	1.51%	2.59%	1.08%	3.20%
	660 - 699	0.02%	0.15%	0.21%	0.09%	0.16%	0.12%	0.06%	0.29%		660 - 699	0.28%	0.13%	0.45%	0.15%	0.79%	1.58%	0.30%	2.15%
	700 - 740	0.02%	0.00%	0.00%	0.00%	0.09%	0.14%	0.00%	0.15%		700 - 740	0.14%	0.15%	0.00%	0.00%	0.15%	0.81%	0.32%	1.10%
	740 +	0.02%	0.05%	0.07%	0.00%	0.00%	0.00%	0.00%	0.02%		740 +	0.00%	0.00%	0.00%	0.10%	0.11%	0.46%	0.13%	0.32%

Fixed Not Full Doc		Combined LTV								Non-Amortizing ARM Full Doc		Combined LTV
		0% - 60%	60.1% - 70%	70.1% - 75%	75.1% - 79%	79.1% - 80%	80.1% - 90%	90.1% - 95%	95.1% - 100%			0% - 60%	60.1% - 70%	70.1% - 75%	75.1% - 79%	79.1% - 80%	80.1% - 90%	90.1% - 95%	95.1% - 100%
FICO Range	Less than 560	0.00%	0.00%	0.00%	0.00%	0.00%	0.04%	0.00%	0.00%	FICO Range	Less than 560	0.06%	0.00%	0.03%	0.00%	0.00%	0.00%	0.00%	0.00%
	560 - 599	0.00%	0.17%	0.00%	0.00%	0.07%	0.00%	0.00%	0.02%		560 - 599	0.08%	0.14%	0.27%	0.00%	0.05%	0.50%	0.15%	0.23%
	600 - 619	0.03%	0.00%	0.00%	0.03%	0.12%	0.14%	0.10%	0.00%		600 - 619	0.07%	0.50%	0.08%	0.00%	0.03%	0.46%	0.29%	0.79%
	620 - 659	0.14%	0.10%	0.00%	0.00%	0.08%	0.22%	0.40%	0.66%		620 - 659	0.37%	0.20%	0.51%	0.36%	0.59%	0.68%	0.38%	1.58%
	660 - 699	0.20%	0.12%	0.05%	0.00%	0.05%	0.06%	0.02%	0.33%		660 - 699	0.00%	0.06%	0.14%	0.00%	0.00%	0.76%	0.04%	0.10%
	700 - 740	0.04%	0.07%	0.00%	0.00%	0.00%	0.05%	0.04%	0.01%		700 - 740	0.00%	0.00%	0.11%	0.00%	0.00%	0.08%	0.04%	0.26%
	740 +	0.03%	0.00%	0.00%	0.00%	0.00%	0.00%	0.00%	0.00%		740 +	0.08%	0.00%	0.00%	0.00%	0.00%	0.00%	0.00%	0.19%

Amortizing ARM Full Doc		Combined LTV								Non-Amortizing ARM Not Full Doc		Combined LTV
		0% - 60%	60.1% - 70%	70.1% - 75%	75.1% - 79%	79.1% - 80%	80.1% - 90%	90.1% - 95%	95.1% - 100%			0% - 60%	60.1% - 70%	70.1% - 75%	75.1% - 79%	79.1% - 80%	80.1% - 90%	90.1% - 95%	95.1% - 100%
FICO Range	Less than 560	0.22%	0.49%	0.12%	0.07%	0.32%	2.71%	0.15%	0.08%	FICO Range	Less than 560	0.00%	0.00%	0.00%	0.00%	0.00%	0.00%	0.00%	0.00%
	560 - 599	0.26%	0.63%	0.45%	0.17%	0.38%	3.17%	1.16%	2.51%		560 - 599	0.00%	0.00%	0.05%	0.00%	0.11%	0.04%	0.00%	0.00%
	600 - 619	0.49%	0.52%	0.30%	0.27%	0.73%	1.69%	0.53%	2.94%		600 - 619	0.05%	0.27%	0.13%	0.00%	0.00%	0.24%	0.00%	0.00%
	620 - 659	0.55%	0.66%	0.76%	0.20%	0.74%	2.44%	0.92%	3.95%		620 - 659	0.04%	0.08%	0.22%	0.00%	0.27%	0.29%	0.25%	0.51%
	660 - 699	0.01%	0.16%	0.31%	0.03%	0.26%	1.04%	0.22%	1.59%		660 - 699	0.00%	0.00%	0.00%	0.00%	0.19%	0.89%	0.21%	0.36%
	700 - 740	0.00%	0.17%	0.00%	0.00%	0.00%	0.54%	0.14%	0.29%		700 - 740	0.00%	0.00%	0.04%	0.00%	0.07%	0.39%	0.05%	0.24%
	740 +	0.00%	0.04%	0.00%	0.00%	0.01%	0.20%	0.25%	0.14%		740 +	0.00%	0.00%	0.00%	0.00%	0.00%	0.00%	0.11%	0.12%

1. We would expect up to six FICO/CLTV grids on every deal, grouped by product and documentation standard:															Should equal 100% ---->			100%
2. Combined LTV = First Lien + Second + Silent Second
3. Use CLTV for securitized second liens (e.g., 100% CLTV on an 80/20 second lien, not 20%)															79.1 - 80% CLTV (%)		10.21%
4. Approximate loan population fine															GT 80% CLTV (%)		63.89%
5. Each cell would be populated by percentage of pool that shares Freddie Mac sub protection, (not the loan group Freddie Mac purchasing)
6. The sum of all six FICO/CLTV grids should sum to 100% (i.e., each should not sum to 100%, unless only one applies)

Statistical Collateral Summary – Group 1 Collateral

All information on the Mortgage Loans is approximate, includes a portion of the prefunding, and is based off of rolled scheduled balances as of the 6/01/06 cutoff date. Approximately 15.9% of the mortgage loans do not provide for any payments of principal in the first two, three, five or ten years following origination. The final numbers will be found in the prospectus supplement. Thirty-day delinquencies and sixty-day delinquencies will represent less than 1.5% and 0.5% of the Mortgage Loans, respectively. The Original Loan-to-Value (OLTV) ratio displayed in the tables below employs the Combined Loan-to-Value (CLTV) ratio in the case of second liens

Fixed 1st Full Doc		Combined LTV								Fixed 2nd Full Doc		Combined LTV
		0% - 60%	60.1% - 70%	70.1% - 75%	75.1% - 79%	79.1% - 80%	80.1% - 90%	90.1% - 95%	95.1% - 100%			0% - 60%	60.1% - 70%	70.1% - 75%	75.1% - 79%	79.1% - 80%	80.1% - 90%	90.1% - 95%	95.1% - 100%
FICO Range	Less than 560	0.42%	1.59%	0.52%	0.16%	0.97%	0.73%	0.00%	0.00%	FICO Range	Less than 560	0.00%	0.00%	0.00%	0.00%	0.00%	0.00%	0.00%	0.00%
	560 - 599	1.32%	1.62%	2.51%	0.00%	1.18%	2.47%	0.17%	4.29%		560 - 599	0.07%	0.00%	0.00%	0.00%	0.00%	0.00%	0.00%	0.17%
	600 - 619	0.89%	1.54%	0.93%	1.02%	1.80%	4.47%	1.14%	4.75%		600 - 619	0.00%	0.00%	0.00%	0.00%	0.00%	0.00%	0.00%	0.27%
	620 - 659	1.66%	3.87%	2.21%	2.62%	2.27%	4.44%	1.73%	9.10%		620 - 659	0.00%	0.00%	0.00%	0.00%	0.00%	0.06%	0.00%	1.03%
	660 - 699	0.15%	1.06%	1.50%	0.64%	1.15%	0.89%	0.45%	1.85%		660 - 699	0.00%	0.00%	0.00%	0.00%	0.00%	0.00%	0.00%	0.22%
	700 - 740	0.16%	0.00%	0.00%	0.00%	0.61%	1.03%	0.00%	1.09%		700 - 740	0.00%	0.00%	0.00%	0.00%	0.00%	0.00%	0.00%	0.00%
	740 +	0.15%	0.38%	0.47%	0.00%	0.00%	0.00%	0.00%	0.00%		740 +	0.00%	0.00%	0.00%	0.00%	0.00%	0.00%	0.00%	0.14%

Fixed 1st Not Full Doc		Combined LTV								Fixed 2nd Not Full Doc		Combined LTV
		0% - 60%	60.1% - 70%	70.1% - 75%	75.1% - 79%	79.1% - 80%	80.1% - 90%	90.1% - 95%	95.1% - 100%			0% - 60%	60.1% - 70%	70.1% - 75%	75.1% - 79%	79.1% - 80%	80.1% - 90%	90.1% - 95%	95.1% - 100%
FICO Range	Less than 560	0.00%	0.00%	0.00%	0.00%	0.00%	0.30%	0.00%	0.00%	FICO Range	Less than 560	0.00%	0.00%	0.00%	0.00%	0.00%	0.00%	0.00%	0.00%
	560 - 599	0.00%	1.20%	0.00%	0.00%	0.50%	0.00%	0.00%	0.12%		560 - 599	0.00%	0.00%	0.00%	0.00%	0.00%	0.00%	0.00%	0.00%
	600 - 619	0.24%	0.00%	0.00%	0.19%	0.84%	1.00%	0.73%	0.00%		600 - 619	0.00%	0.00%	0.00%	0.00%	0.00%	0.00%	0.00%	0.00%
	620 - 659	1.02%	0.74%	0.00%	0.00%	0.56%	1.49%	2.28%	2.10%		620 - 659	0.00%	0.00%	0.00%	0.00%	0.00%	0.09%	0.54%	2.62%
	660 - 699	1.42%	0.77%	0.35%	0.00%	0.34%	0.42%	0.14%	2.23%		660 - 699	0.00%	0.07%	0.00%	0.00%	0.00%	0.00%	0.00%	0.11%
	700 - 740	0.31%	0.48%	0.00%	0.00%	0.00%	0.33%	0.28%	0.00%		700 - 740	0.00%	0.00%	0.00%	0.00%	0.00%	0.00%	0.00%	0.07%
	740 +	0.21%	0.00%	0.00%	0.00%	0.00%	0.00%	0.00%	0.00%		740 +	0.00%	0.00%	0.00%	0.00%	0.00%	0.00%	0.00%	0.00%

1. We would expect up to four FICO/CLTV grids on every deal, grouped by product and documentation standard:															Should equal 100% ---->			100%
2. Combined LTV = First Lien + Second + Silent Second
3. Use CLTV for securitized second liens (e.g., 100% CLTV on an 80/20 second lien, not 20%)															79.1 - 80% CLTV (%)		10.24%
4. Approximate loan population fine															GT 80% CLTV (%)		55.31%
5. Each cell would be populated by percentage of pool that shares Freddie Mac sub protection, (not the loan group Freddie Mac purchasing)
6. The sum of all four FICO/CLTV grids should sum to 100% (i.e., each should not sum to 100%, unless only one applies)

Aggregate
WA Initial Cap	2.84%
WA Periodic Cap	1.05%
WA Max Rate	13.81%
WA Months to Reset	22

Group 1
WA Initial Cap G1	2.84%
WA Periodic Cap G1	1.04%
WA Max Rate G1	13.87%
WA Months to Reset G1	22

Statistical Collateral Summary – Aggregate Collateral

All information on the Mortgage Loans is approximate, includes a portion of the prefunding, and is based off of rolled scheduled balances as of the 6/01/06 cutoff date. Approximately 19.5% of the mortgage loans do not provide for any payments of principal in the first two, three, five or ten years following origination. The final numbers will be found in the prospectus supplement. Thirty-day delinquencies and sixty-day delinquencies will represent less than 1.5% and 0.5% of the Mortgage Loans, respectively. The Original Loan-to-Value (OLTV) ratio displayed in the tables below employs the Combined Loan-to-Value (CLTV) ratio in the case of second liens.

		Total	%		WA
	No of	Scheduled	Scheduled	WAC	OLTV*	WA
Aggregrate - Current Rate (%)	Loans	Balance	Balance	%	%	FICO
5.25 - 5.50	11	4,578,978	0.6	5.44	74.9	635
5.51 - 6.00	81	24,274,153	2.9	5.86	75.0	645
6.01 - 6.50	164	41,669,205	5.1	6.32	76.7	644
6.51 - 7.00	459	115,642,740	14.0	6.83	77.3	649
7.01 - 7.50	560	123,418,198	15.0	7.30	77.9	647
7.51 - 8.00	850	178,407,446	21.6	7.80	79.0	636
8.01 - 8.50	608	116,477,606	14.1	8.29	79.8	625
8.51 - 9.00	530	99,907,698	12.1	8.77	80.8	617
9.01 - 9.50	310	50,566,181	6.1	9.28	82.7	600
9.51 - 10.00	265	39,133,785	4.7	9.79	84.5	597
10.01 - 10.50	105	13,014,892	1.6	10.26	86.7	591
10.51 - 11.00	94	9,172,901	1.1	10.75	89.0	589
11.01 - 11.50	39	2,776,015	0.3	11.31	89.6	611
11.51 - 12.00	38	2,620,472	0.3	11.84	94.5	625
12.01 - 12.50	24	1,541,510	0.2	12.32	95.0	616
12.51 - 13.00	16	765,699	0.1	12.79	99.5	634
13.01 - 13.50	8	400,395	0.0	13.32	99.7	643
13.51 - 14.00	11	539,763	0.1	13.77	97.4	632
Total:	4,173	824,907,636	100.0	7.93	79.5	631

Aggregrate -Current Rate		Total	%		WA
ARM	No of	Scheduled	Scheduled	WAC	OLTV*	WA
(%)	Loans	Balance	Balance	%	%	FICO
5.25 - 5.50	10	3,640,256	0.5	5.42	76.9	627
5.51 - 6.00	75	23,238,049	3.3	5.86	75.2	644
6.01 - 6.50	142	37,175,363	5.2	6.32	77.4	646
6.51 - 7.00	406	105,352,975	14.8	6.82	77.5	649
7.01 - 7.50	463	105,754,278	14.8	7.30	78.3	648
7.51 - 8.00	717	155,683,158	21.8	7.80	79.1	638
8.01 - 8.50	493	101,221,831	14.2	8.28	79.6	625
8.51 - 9.00	443	89,091,311	12.5	8.77	80.6	618
9.01 - 9.50	252	45,421,469	6.4	9.28	82.0	598
9.51 - 10.00	170	31,373,241	4.4	9.78	83.2	595
10.01 - 10.50	47	8,433,276	1.2	10.25	83.6	574
10.51 - 11.00	46	5,711,846	0.8	10.72	85.0	565
11.01 - 11.50	11	1,343,897	0.2	11.25	82.3	584
11.51 - 12.00	2	440,401	0.1	11.67	78.2	509
12.01 - 12.31	1	211,828	0.0	12.31	80.0	508
Total:	3,278	714,093,180	100.0	7.86	79.2	631

Aggregrate -Current Rate		Total	%		WA
Fixed	No of	Scheduled	Scheduled	WAC	OLTV*	WA
(%)	Loans	Balance	Balance	%	%	FICO
5.50 - 5.50	1	938,722	0.8	5.50	67.5	665
5.51 - 6.00	6	1,036,104	0.9	5.84	70.8	664
6.01 - 6.50	22	4,493,843	4.1	6.34	70.1	633
6.51 - 7.00	53	10,289,764	9.3	6.89	74.8	644
7.01 - 7.50	97	17,663,921	15.9	7.31	75.6	641
7.51 - 8.00	133	22,724,288	20.5	7.81	78.2	626
8.01 - 8.50	115	15,255,774	13.8	8.33	81.6	621
8.51 - 9.00	87	10,816,387	9.8	8.77	83.2	603
9.01 - 9.50	58	5,144,712	4.6	9.29	89.3	620
9.51 - 10.00	95	7,760,544	7.0	9.84	89.7	608
10.01 - 10.50	58	4,581,616	4.1	10.27	92.4	622
10.51 - 11.00	48	3,461,054	3.1	10.81	95.5	627
11.01 - 11.50	28	1,432,117	1.3	11.37	96.5	637
11.51 - 12.00	36	2,180,071	2.0	11.87	97.8	649
12.01 - 12.50	23	1,329,681	1.2	12.32	97.4	634
12.51 - 13.00	16	765,699	0.7	12.79	99.5	634
13.01 - 13.50	8	400,395	0.4	13.32	99.7	643
13.51 - 14.00	11	539,763	0.5	13.77	97.4	632
Total:	895	110,814,455	100.0	8.38	81.6	627

Statistical Collateral Summary – Group 1 Collateral

All information on the Mortgage Loans is approximate, includes a portion of the prefunding, and is based off of rolled scheduled balances as of the 6/01/06 cutoff date. Approximately 15.9% of the mortgage loans do not provide for any payments of principal in the first two, three, five or ten years following origination. The final numbers will be found in the prospectus supplement. Thirty-day delinquencies and sixty-day delinquencies will represent less than 1.5% and 0.5% of the Mortgage Loans, respectively. The Original Loan-to-Value (OLTV) ratio displayed in the tables below employs the Combined Loan-to-Value (CLTV) ratio in the case of second liens

		Total	%		WA
	No of	Scheduled	Scheduled	WAC	OLTV*	WA
Group 1 - Current Rate (%)	Loans	Balance	Balance	%	%	FICO
5.26 - 5.50	4	875,242	0.2	5.43	62.5	601
5.51 - 6.00	30	5,721,972	1.5	5.82	67.1	636
6.01 - 6.50	91	19,654,902	5.3	6.33	75.2	633
6.51 - 7.00	243	51,348,947	13.9	6.82	75.0	639
7.01 - 7.50	289	53,150,961	14.3	7.31	77.2	640
7.51 - 8.00	471	86,465,462	23.3	7.80	78.6	630
8.01 - 8.50	313	55,762,853	15.0	8.29	81.2	631
8.51 - 9.00	253	42,183,256	11.4	8.79	82.3	624
9.01 - 9.50	163	24,383,472	6.6	9.29	85.6	611
9.51 - 10.00	123	18,288,605	4.9	9.79	84.6	596
10.01 - 10.50	49	6,188,580	1.7	10.25	86.2	592
10.51 - 11.00	42	4,730,892	1.3	10.73	85.9	570
11.01 - 11.50	10	438,612	0.1	11.33	97.8	639
11.51 - 12.00	15	782,071	0.2	11.89	95.7	638
12.01 - 12.50	5	254,706	0.1	12.22	98.9	639
12.51 - 13.00	4	94,335	0.0	12.73	100.0	619
13.01 - 13.50	2	85,894	0.0	13.25	100.0	635
13.51 - 14.00	2	113,358	0.0	13.95	99.7	627
Total:	2,109	370,524,119	100.0	7.96	79.4	628

Group 1 - Current Rate		Total	%		WA
ARM	No of	Scheduled	Scheduled	WAC	OLTV*	WA
(%)	Loans	Balance	Balance	%	%	FICO
5.26 - 5.50	4	875,242	0.3	5.43	62.5	601
5.51 - 6.00	26	5,229,435	1.6	5.81	67.1	634
6.01a - 6.50	76	16,891,068	5.3	6.32	76.4	633
6.51 - 7.00	213	45,857,358	14.4	6.81	75.3	639
7.01 - 7.50	232	43,435,134	13.6	7.31	77.6	641
7.51 - 8.00	384	72,683,564	22.8	7.80	78.8	632
8.01 - 8.50	263	48,408,974	15.2	8.29	81.2	630
8.51 - 9.00	223	38,024,541	11.9	8.80	82.1	625
9.01 - 9.50	137	22,079,199	6.9	9.29	85.0	609
9.51 - 10.00	97	16,132,735	5.1	9.79	83.8	593
10.01 - 10.50	30	4,965,914	1.6	10.25	84.2	583
10.51 - 11.00	31	3,947,998	1.2	10.72	84.0	564
Total:	1,716	318,531,162	100.0	7.95	79.4	628

Group 1 - Current Rate		Total	%		WA
Fixed	No of	Scheduled	Scheduled	WAC	OLTV*	WA
(%)	Loans	Balance	Balance	%	%	FICO
5.85 - 6.00	4	492,537	0.9	5.89	66.9	650
6.01 - 6.50	15	2,763,834	5.3	6.36	67.9	628
6.51 - 7.00	30	5,491,589	10.6	6.86	72.4	642
7.01 - 7.50	57	9,715,827	18.7	7.28	75.2	635
7.51 - 8.00	87	13,781,898	26.5	7.80	77.4	623
8.01 - 8.50	50	7,353,879	14.1	8.32	80.8	640
8.51 - 9.00	30	4,158,715	8.0	8.78	84.2	611
9.01 - 9.50	26	2,304,273	4.4	9.32	92.1	626
9.51 - 10.00	26	2,155,870	4.1	9.83	91.0	618
10.01 - 10.50	19	1,222,665	2.4	10.25	94.4	632
10.51 - 11.00	11	782,894	1.5	10.79	95.2	603
11.01 - 11.50	10	438,612	0.8	11.33	97.8	639
11.51 - 12.00	15	782,071	1.5	11.89	95.7	638
12.01 - 12.50	5	254,706	0.5	12.22	98.9	639
12.51 - 13.00	4	94,335	0.2	12.73	100.0	619
13.01 - 13.50	2	85,894	0.2	13.25	100.0	635
13.51 - 14.00	2	113,358	0.2	13.95	99.7	627
Total:	393	51,992,956	100.0	8.06	79.4	629

Statistical Collateral Summary – Aggregate Collateral

All information on the Mortgage Loans is approximate, includes a portion of the prefunding, and is based off of rolled scheduled balances as of the 6/01/06 cutoff date. Approximately 19.5% of the mortgage loans do not provide for any payments of principal in the first two, three, five or ten years following origination. The final numbers will be found in the prospectus supplement. Thirty-day delinquencies and sixty-day delinquencies will represent less than 1.5% and 0.5% of the Mortgage Loans, respectively. The Original Loan-to-Value (OLTV) ratio displayed in the tables below employs the Combined Loan-to-Value (CLTV) ratio in the case of second liens.

Statistical Collateral Summary – Group 1 Collateral

All information on the Mortgage Loans is approximate, includes a portion of the prefunding, and is based off of rolled scheduled balances as of the 6/01/06 cutoff date. Approximately 15.9% of the mortgage loans do not provide for any payments of principal in the first two, three, five or ten years following origination. The final numbers will be found in the prospectus supplement. Thirty-day delinquencies and sixty-day delinquencies will represent less than 1.5% and 0.5% of the Mortgage Loans, respectively. The Original Loan-to-Value (OLTV) ratio displayed in the tables below employs the Combined Loan-to-Value (CLTV) ratio in the case of second liens

	%			WA	WA			%			WA	WA
	Scheduled	WAC	WA	OLTV*	CLTV	%		Scheduled	WAC	WA	OLTV*	CLTV	%
Product - Total	Balance	%	FICO	%	%	Purchase	Product - Group1	Balance	%	FICO	%	%	Purchase
Fixed Rate First Lien	11.6	7.96	623	78.8	84.3	28.2	Fixed Rate First Lien	13.3	7.88	629	78.4	82.8	19.8
Fixed Rate Second Lien	1.9	10.97	652	98.7	98.7	74.5	Fixed Rate Second Lien	0.8	11.28	642	97.5	97.5	42.9
ARM First Lien	86.6	7.86	631	79.2	88.1	48.6	ARM First Lien	86	7.95	628	79.4	85.5	29.1
Total:	100	7.93	631	79.5	87.9	46.7	Total:	100	7.96	628	79.4	85.3	28